Exhibit 10.30

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between ALAN R. STEWART (the “Executive”) and ICF INTERNATIONAL, INC. (the “Company”), this 17th day of December, 2009 (the “Effective Date”).

WHEREAS, the Executive currently is serving the Company as its Senior Vice President, Chief Financial Officer and Secretary; and

WHEREAS, the Executive’s efforts have contributed to the growth and success of the Company for almost nine years; and

WHEREAS, the Company has decided to implement a program for the orderly transition of the duties of the Chief Financial Officer for the Company upon the Executive’s separation from service with the Company in 2010;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Company agree as hereinafter set forth.

1. Employment. The following provisions set forth the terms of the employment of the Executive by the Company on and after the Effective Date.

(a) From the Effective Date until the Changeover Date (as defined below), the Executive shall continue to be employed as the Senior Vice President, Chief Financial Officer and Secretary of the Company with an annual base salary rate of $323,003.20. In addition, on or prior to March 15, 2010, the Executive shall be paid 100% of his bonus for 2009. As Senior Vice President, Chief Financial Officer and Secretary of the Company, the Executive shall have the normal managerial responsibilities, duties and authorities of an individual serving in such position, subject to the power of the Chief Executive Officer and/or the Board of Directors of the Company (the “Board”) to limit or expand such responsibilities, duties and authorities.

(b) On or before June 1, 2010, the Board intends to elect a new Chief Financial Officer for the Company. The earlier of: (i) the date on which the new Chief Financial Officer is elected, or (ii) June 1, 2010, shall be referred to in the Agreement as the “Changeover Date.” In the event that the Changeover Date occurs prior to June 1, 2010, the Executive shall continue to perform services for the Company and assist the new Chief Financial Officer with transition matters until the date he incurs a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (his “Separation from Service Date”). During such time period, the Executive shall perform duties on a regular and consistent basis with the expectation that such duties will require services to be performed no less than 20 percent of the Executive’s customary working hours for the 36 months immediately preceding the Changeover Date. After the Changeover Date, the Executive shall continue to receive his base salary at the annual rate of $323,003.20 through his Separation from Service Date which shall occur no later than June 1, 2010 and no earlier than March 31, 2010.

(c) The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under the Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirement with respect to reporting and documentation of such expenses; provided that reimbursement shall be made no later than 2 1/2 months after the end of the calendar year in which such expenses were incurred.

(d) The Executive shall be deemed to have resigned without further action on his part, effective on the Changeover Date, his position as Senior Vice President, Chief Financial Officer and Secretary of the Company. In addition, the Executive shall be deemed to have resigned without further action on his part, effective on the Changeover Date, (i) from all other offices of the Company to which he has been elected by the Board or to which he has otherwise been appointed, (ii) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (iii) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plan for, of or relating to the Company or any subsidiary or other affiliate of the Company, and (iv) from any other office or other position of any corporation, partnership, joint venture, or other enterprise (each, an “Other Entity”) insofar as the Executive is serving in the office or other position of the Other Entity at the request of the Company; provided, however, that if such resignation results in noncompliance with any statute, rule or regulation applicable to any entity, subsidiary, other affiliate of the Company or Other Entity, such resignation shall be effective at such time as the resignation would be in compliance with any such statute, rule or regulation. The Company hereby consents to and accepts such resignations.

(e) Upon his Separation from Service Date, the Executive shall receive the severance payments and benefits set forth in the letter agreement dated December 12, 2008, between the Executive and the Company.

(f) In the event that a “change in control” with respect to the Company (as defined in Section 409A) occurs prior to the Executive’s Separation from Service Date, the Executive shall receive the benefits set forth in the Severance Protection Agreement dated December 12, 2008, between the Executive and the Company.

2. Confidential Information. The Executive agrees that he continues to be bound by the terms of the ICF International Employee Agreements on Ideas, Inventions, Confidentiality, Intellectual Property and Non-Solicitation.

3. Release by the Executive. In consideration of the payments specified in Paragraph 1 of the Agreement, the Executive, on behalf of himself, his heirs, executors, administrators, attorneys, representatives and assigns, agrees to and does hereby release, acquit and forever discharge from liability, the Company, its current and former officers, attorneys, directors, agents, employees, and the Company’s affiliates, parents and related companies (all collectively referred to as the “Released Parties”) from any and all claims, obligations, actions and causes of action, together with any contracts, agreements and promises, in law or in equity, which the Executive has or may have, which are known or may subsequently be discovered by him, arising out of acts or omissions by the Released Parties prior to the date of this Agreement.

The Executive understands that these released claims include, but are not limited to, any and all claims and causes of action related to, connected with or arising out of the Executive’s employment with the Company, and/or cessation of employment with the Company.

The Executive understands that these released claims include, but are not limited to, any and all claims of discrimination or harassment on account of sex, race, age, sexual orientation, handicap or disability, veteran status, national origin, retaliation or religion, and claims or causes of action based upon any equal employment opportunity laws, or other employment laws, including but not limited to Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. §1981, as amended; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act, as amended; Executive Order 11246; the Uniformed Services Employment and Re-employment Act (“USERRA”); the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Family and Medical Leave Act; the Worker Adjustment Retraining and Notification Act; and any other applicable statue or local anti-discrimination, equal employment or other employment-related statutes and ordinances.

The Executive understands that these released claims include, but are not limited to, any and all claims under any state or local law such as Article 49B of the Maryland Code relating to discrimination and fair practices in employment, the Maryland Labor and Employment Law Article, the Maryland Equal Pay Law, the Maryland Discrimination on the Basis of Medical Information Law, the Maryland Adoption Leave Law, the Virginia Human Rights Act, the Virginia Equal Pay Act, the Virginians with Disabilities Act, Virginia laws relating to genetic testing and AIDS testing, the District of Columbia Human Rights Act of 1977 and the District of Columbia law relating to rights of the blind and physically disabled.

The Executive understands that these released claims include, but are not limited to, claims from breach of any contract, agreement or promises made prior to the Effective Date; claims for wrongful termination of any type; breach of express or implied covenant of good faith and fair dealing; promissory estoppel; equitable estoppel; detrimental reliance; quasi-contract; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; claims for fraud, libel, slander or invasion of privacy, including without limitation statements made concerning my employment or termination; and any sort of tort or other claims brought under common law in any form.

The Executive understands that these released claims include, but are not limited to, claims for violation of any Company policy or procedure; claims for bodily or personal injury, medical expense, mental anguish, psychological or emotional distress; claims for severance benefits (other than are provided herein), vacation pay, and bonuses; claims for costs and attorney’s fees; claims for stock options, executive compensation, deferred compensation, fringe benefits; claims relating to any consulting agreement; as well as any other claims or causes of action he might have against the Released Parties.

PROVIDED, however, the Executive understands and acknowledges that: (a) he is not waiving and does not waive any rights or claims under the Age Discrimination in Employment Act “that may arise after” the execution of this document by Executive, as provided for in the Older Workers Benefit Protection Act; (b) he is not waiving and does not waive any rights set forth in this Agreement or under any tax-qualified pension plan; (c) nothing in this release or Agreement prevents the Executive from filing an administrative charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar state administrative agency relating to any released claim; and (d) the Executive agrees that he shall not seek, accept, or be entitled to any monetary relief, whether from himself individually or as a member of a class or group, arising from an EEOC charge or other administrative complaint filed by Executive or on his behalf.

4. Section 409A. The parties intend that any payment under the Agreement shall be paid in compliance with Section 409A such that there shall be no adverse tax consequences, interest or penalties as a result of the payments. To the extent legally feasible, the parties agree to modify this Agreement with respect to the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A and avoid application of any taxes, penalties, or interest thereunder. Notwithstanding the foregoing, the parties agree that the Executive shall be responsible for any taxes imposed on any payment or benefit provided under the Agreement.

5. Confidential Information. Except as specifically authorized, the Executive agrees not to disclose, publish, use, or permit anyone else to disclose, publish, or use any proprietary or confidential information or trade secrets of the Company, or of the Company’s clients, business partners, or subcontractors, at any time after his employment with the Company. In the event the Executive is not certain whether a given category or piece of information is considered to be proprietary and confidential to the Company, its clients, business partners or subcontractors, the Executive shall deem such information to be proprietary and confidential and treat it in accordance with the restrictions of this Paragraph 5. This obligation shall continue so long as such information remains legally protectable as to persons receiving it in a confidential relationship. The Executive also agrees to return to the Company any proprietary or confidential material the Executive possesses at the end of his employment.

6. Non-Disparagement. Neither party shall make any statements, written or oral, to the third party which disparage, criticize, discredit or otherwise operate to the detriment of the Executive or the Company, its officers, directors and employees and their respective business reputation, except as required by law.

7. Representations of the Company.

(a) The Company warrants and represents to the Executive that he is and will continue to be insured by the Company’s officers and directors liability insurance policy (the “D&O Policy”) for any current and/or future claims brought for any act which occurred or may occur while he was or is an officer of the Company, subject to the terms, conditions, and limitations of such D&O Policy; and that he is and will continue to be indemnified, pursuant to the regulations, bylaws and resolutions of the Company to the full extent allowed by law for any claims against him arising out of his duties as an officer of the Company.

(b) The Company acknowledges that this Agreement does not constitute an admission by the Executive of any wrongdoing, violation, or legal liability, nor may the Company use this Agreement or the Executive’s actions under it as a basis for asserting any such wrongdoing, violation, or legal liability.

(c) The Company represents and warrants that the person whose signature appears below is authorized to execute this Agreement and to bind the Company to all provisions contained in this Agreement.

8. Acknowledgments of the Executive.

(a) The Executive acknowledges and understands that this Agreement does not constitute an admission by the Company of any wrongdoing, violation, or legal liability, nor may the Executive use this Agreement or the Company’s actions under it as a basis for asserting any such wrongdoing, violation, or legal liability.

(b) The Executive acknowledges and understands that the Company has advised him, in writing, to consult with an attorney of his choosing regarding this Agreement and that the Executive has, in fact, consulted with an attorney of his choosing regarding the contents and consequences of this Agreement prior to its execution and/or that the Executive has knowingly and voluntarily waived that right. The Executive further understands that he has a right to consult the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency on the contents and consequences of this Agreement. However, the Executive acknowledges and agrees that he is waiving any right to recover money in connection with any charge or lawsuit filed by himself or any other individual, group of individuals, or by the Equal Employment Opportunity Commission or any other federal or state agency on his behalf or on behalf of a group in which he is a member.

(c) The Executive acknowledges that he requested and received from the Company any information that he needs in order to make a knowing and voluntary release of all claims. The Executive further acknowledges that he has had a reasonable period of time to review and consider the consequences of this Agreement and to obtain all of the advice he requires regarding the purpose and effect of the release of claims under the Age Discrimination in Employment Act as required by the Older Workers Benefit Protection Act, that the Company has offered him at least 21 days to review the Agreement, and, if signed before the expiration of such 21 day period, the Executive acknowledges and agrees that he has voluntarily elected to sign this Agreement prior to the expiration of the 21 day period. In addition, the Executive acknowledges and understands that in order to be eligible for the severance payments identified in Paragraph 1 of this Agreement, the Executive will sign and return this Agreement no later than 21 days from receipt of this Agreement.

(d) The Executive represents and warrants that, knowing and understanding each of the statements in this Agreement, he acts knowingly and voluntarily and enters into this Agreement and accepts the benefits described herein in exchange for the terms of this Agreement that inure to the benefit of the Released Parties, without duress, coercion, fraud or undue influence. The Executive further acknowledges that he has knowingly, expressly, clearly, convincingly, specifically, voluntarily and without duress waived rights in this Agreement under (but not limited to) the Uniformed Services Employment and Re-employment Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Family and Medical Leave Act, and the Americans With Disabilities Act, in exchange for valuable consideration in addition to anything of value to which the Executive was already entitled.

(e) The Executive understands and agrees that this Agreement to waive and release claims under the Age Discrimination in Employment Act is irrevocable after a period of seven (7) days from the execution of this Agreement by him. The Agreement to waive and release claims under the Age Discrimination in Employment Act only shall not be enforceable or effective prior to the end of this seven day period. If the Executive elects to revoke the waiver and release of claims under the Age Discrimination in Employment Act, this entire Agreement is voidable at the election of the Company.

(f) If any provision of Paragraph 3 of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, or if the Executive subsequently makes any claim against the Released Parties arising out of his employment prior to the date he signed this Agreement and challenges the validity of the release, such adjudication and/or claim shall void all duties and obligations of the Company herein and, if such action is due to his making a claim or requesting court action to void the Agreement, the Executive shall promptly refund all severance payments made hereunder; provided, however, that nothing in this Agreement is intended to, or shall be interpreted to, discourage or interfere with his rights under the Older Workers Benefit Protection Act to test the knowing and voluntary nature of the waiver of claims under the Age Discrimination in Employment Act, or to prevent the exercise of such rights.

(g) In entering into this Agreement, the Executive acknowledges that he has relied only on its written terms and not upon any statements or representations of the Company.

9. Release by the Company. The Executive represents that he is not aware of any act of commission or omission by him that is likely to lead to a claim, complaint, or charge being brought against the Company or that would result in any liability to the Company. In reliance upon these representations and as further consideration for this Agreement, the Company hereby releases the Executive from any claims arising from his employment with the Company. The Executive understands that the undertakings by the Company set forth in this Limited Release are void if his representations set forth in this Paragraph 9 were false when made.

10. Successors. This Agreement shall be binding upon and the benefit shall inure to the benefit of Executive and Executive’s heirs, and to the Company and its respective successors and assigns without the need for any further approval by either party.

11. Governing Law. The terms and enforcement of this Agreement are governed by the laws of the Commonwealth of Virginia, without regard to conflict of laws rules. Any legal action relating to or arising from this Agreement will be brought in a state court of competent jurisdiction in Fairfax County, Virginia or in the United States District Court for the Eastern District of Virginia, each venue being where the Company maintains its principal place of business.

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IN WITNESS WHEREOF, the Executive and the Company execute this Agreement this 17th day of December, 2009.

ICF INTERNATIONAL, INC.

By:	/s/ Sudhakar Kesavan

Title:	Chairman, President & Chief Executive Officer

EXECUTIVE:

/s/ Alan R. Stewart
ALAN R. STEWART